EXHIBIT 21.1

Significant Subsidiaries of the Registrant

The following are significant subsidiaries of Knight Capital Group, Inc. as of December 31, 2011 and the states in which they are organized. Indentation indicates the principal parent of each subsidiary. Except as otherwise specified, in each case Knight Capital Group, Inc. owns, directly or indirectly, at least 99% of the voting securities of each subsidiary. The names of particular subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of December 31, 2011, a “significant subsidiary” as that term is defined in Rule 1-02(w) of Regulation S-X under the Securities Exchange Act of 1934.

Name	State of Entity
Knight Capital Group, Inc.	Delaware
Knight Capital Holdings LLC	Delaware
Knight Capital Americas, L.P. (99.99%)	Delaware
Knight Securities General LLC.	Delaware
Knight Capital Americas, L.P. (0.01%)	Delaware
Knight Execution & Clearing Services LLC	Delaware
Knight Fixed Income Holdings LLC	Delaware
Knight Libertas Holdings LLC	Delaware
Urban Financial Group, Inc.	Oklahoma
Knight Capital Europe Limited	United Kingdom
Hotspot FX Holdings, Inc.	Delaware
Hotspot FX LLC	New Jersey